Exhibit 99.1

CU BANCORP REPORTS THIRD QUARTER EARNINGS OF $6.3 MILLION

Year-to-date earnings up 30% over the same period in 2015

Los Angeles, CA, Oct. 27, 2016 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the third quarter of 2016.

Third Quarter 2016 Highlights

•	Net income available to common shareholders increased to $6.3 million, compared to $6.0 million in the third quarter of 2015

•	Total revenue increased 11% from the third quarter of 2015

•	Non-performing assets to total assets ratio remains very low at 0.04%; no past due loans over 30 days; net recoveries year to date

•	Return on tangible common equity of 10.30%

•	Efficiency ratio of 60%

•	Diluted earnings per share of $0.36(1)

•	Tangible book value per share increased $0.38 to $13.84 per share

•	Total assets increased to $2.9 billion, up $289 million from the third quarter of 2015 and $117 million from the prior quarter

•	Total loans increased to $2.0 billion, up $204 million from the third quarter of 2015 and $24 million from the prior quarter

•	Total deposits increased to $2.5 billion, up $246 million from the third quarter of 2015 and $110 million from the prior quarter

•	Non-interest bearing demand deposits were 56% of total deposits

•	Continued status as well capitalized, the highest regulatory category

•	Named to Fortune’s annual List of 100 Fastest-Growing Companies

•	Received “Outstanding” Community Reinvestment Act performance rating from the Federal Deposit Insurance Corporation

Third Quarter 2016 Summary Results

“CUB’s fundamentals remain excellent, with strong third quarter revenue growth of 11% over the year-ago quarter and 13% annualized over the prior quarter, and a pristine balance sheet with nonperforming assets of just four basis points at September 30, 2016,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Third quarter net income was impacted by one-time costs of $1.2 million, including $957 thousand in compliance expenses related to the BSA Consent Order disclosed in our recent Form 8-K, and $203 thousand in one-time expenses associated with the closing of our Simi Valley administrative office.

“In connection with the BSA Consent Order the Company expects to incur total non-recurring expenses of $2 million, with the substantial portion of these expenses incurred in the third and fourth quarters of 2016. We are committed to meeting the requirements of the BSA Consent Order and believe we are making appropriate progress. Despite the impact of these one-time costs, year-to-date net income available to common shareholders and diluted earnings per share are up 30% and 26%, respectively, over the same period in 2015, which is primarily attributable to our consistent loan growth,” said Rainer.

“In the third quarter of 2016, total loans grew 11% compared to the third quarter of 2015 and total loan growth for the linked-quarter period was 5% annualized,” said Brian Horton, President of CU Bancorp and California United Bank. “Commercial and industrial line of credit loan commitments grew modestly, with utilization steady at 45%. We continue to see fluctuations in commercial and industrial loans outstanding. As we have noted before, this is part of the dynamic of commercial lending, which also speaks to the strong liquidity of our borrowers reflected in CUB’s substantial deposit growth of 11% year over year and 18% annualized from the previous quarter.

“As a Southern California market leader in commercial and industrial lending, we are attracting some of the area’s most experienced and productive relationship managers and we are pleased to report that we have recently added four within our footprint,” added Horton.

“Loan growth resulting from relationship-based banking and combined with consistent, disciplined and prudent underwriting practices is the best defense against credit quality issues,” said Anne Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer of CU Bancorp and California United Bank. “This approach has been effective for CUB and we have not wavered from it, as reflected in our historically low nonperforming asset ratio of 0.04%. The Company’s senior management team has experience with numerous historical credit cycles and is committed to continue this strong credit discipline in the current competitive lending environment.”

The following table shows the Company’s various non-recurring, non-interest expense of $957 thousand related to the BSA Consent Order, and $203 thousand in occupancy expense related to the closure of the Simi Valley administrative office:

Non-Recurring Costs Associated with BSA and Office Closure
	Q3 2016	YTD 2016
Non-Interest Expense
Salaries and employee benefits	$106,090	$106,090
Occupancy	246,673	246,673
Legal and professional	601,822	606,822
FDIC deposit assessment	15,000	15,000
Other operating expenses	190,717	288,485

Total Non-Interest Expense	$1,160,302	$1,263,070

(1)	In March 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce the complexity of certain aspects of the accounting for employee share-based payment transactions. In the third quarter of 2016, the Company elected the early adoption of this standard which requires the Company to reflect the adjustments resulting from the adoption effective January 1, 2016, the beginning of the annual period that includes the interim period of adoption. See the “Early Adoption of Accounting Standards Update (“ASU”) 2016-09” table at the end of this press release for further details.

Net Income and Profitability Ratios

Net income available to common shareholders for the third quarter of 2016 was $6.3 million or $0.36 per fully diluted share, compared with net income available to common shareholders of $6.0 million or $0.35 per fully diluted share for the third quarter of 2015. The growth in net income available to common shareholders from the year-ago quarter is attributable to a $2.3 million increase in loan interest income, which is the result of the Company’s strong organic loan growth since the prior period. In the third quarter of 2016 the Company recorded no merger-related expenses, compared to $211 thousand in the year-ago quarter, but did incur non-recurring expenses of $1.2 million.

Net income available to common shareholders for the third quarter of 2016 was $6.3 million or $0.36 per fully diluted share, compared with net income available to common shareholders of $6.8 million or $0.39(1) per fully diluted share in the second quarter of 2016, the previous quarter has been recast, due to the adoption of ASU 2016-09 during the third quarter of 2016, which had a positive impact of $475 thousand or $0.03 on the Company’s diluted earnings per share for the second quarter of 2016. The decrease in net income available to common shareholders from the prior quarter is attributable to $1.2 million in non-recurring expenses recorded in the third quarter of 2016, as discussed further in the non-interest expense section. The effects of these two items mask the strong fundamental performance growth in the quarter.

Net income available to common shareholders for the year-to-date period ending September 30, 2016, increased $4.5 million or 30% over the same year-to-date period of 2015. Diluted earnings per share for the year-to-date period ending September 30, 2016, increased $0.23 or 26% compared to the same period of the prior year. The increase was driven by an increase in net interest income of $8.5 million or 13% for the year-to-date period ending September 30, 2016, compared to the same period of the prior year. Non-interest expense for the year-to-date period ending September 30, 2016, increased $2.1 million or 5% compared to the same period of the prior year, which includes the $1.2 million of non-recurring expense.

The following table shows certain of the Company’s performance ratios for the year-to-date periods through September 30, 2016 and 2015, the third quarter of 2016, the second quarter of 2016(1) and the third quarter of 2015:

	YTD 2016	YTD 2015	Q3 2016	Q2 2016(1)	Q3 2015
Return on average tangible common equity	11.10%	9.95%	10.30%	11.75%	11.48%
Return on average assets	0.93%	0.82%	0.87%	0.99%	0.93%
Operating efficiency ratio	58%	61%	60%	55%	59%

Net Interest Income and Net Interest Margin

Net interest income totaled $25.0 million for the third quarter of 2016, an increase of $2.7 million or 12% from the third quarter of 2015. The increase was primarily driven by strong loan growth over the last year.

The Company’s net interest income was positively impacted in the third quarters of both 2016 and 2015 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the third quarter of 2016 the Company recorded $629 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits of $177 thousand, which had a positive impact on the net interest margin of 12 basis points. In the third quarter of 2015 the Company recorded $560 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $321 thousand, with a positive impact on the net interest margin of 15 basis points.

The net interest margin in the third quarter of 2016 was 3.72%, compared to 3.79% in the third quarter of 2015. The decrease was primarily driven by average loans being a lower percentage of earning assets in the third quarter of 2016 than in the year-ago period, due to strong growth in average deposits.

Net interest income for the third quarter of 2016 increased $799 thousand or 3% from the second quarter of 2016. The growth was primarily driven by an increase in average loans of $57 million.

The Company’s net interest income was positively impacted in both the third quarter of 2016 and the second quarter of 2016 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the third quarter of 2016 the Company recorded $629 thousand in discounts earned on early loan payoffs and other associated payoff benefits of $177 thousand, which had a positive impact on the net interest margin of 12 basis points. In the second quarter of 2016 the Company recorded $546 thousand in discounts earned on early loan payoffs and other associated payoff benefits of $359 thousand, which had a positive impact on the net interest margin of 14 basis points.

The net interest margin in the third quarter of 2016 was 3.72%, compared to 3.81% in the second quarter of 2016. The decrease was primarily driven by average loans being a lower percentage of earning assets in the third quarter of 2016 than the previous quarter, as well as higher discounts on acquired loans and other associated payoff benefits earned during the second quarter of 2016.

The core loan yield for the third quarter of 2016 was 4.69%, the same as the previous quarter.

As of September 30, 2016, the Company had $10.9 million of discounts remaining on acquired accruing loans.

The Company’s cost of funds was 0.13% in the third quarter of 2016, compared to 0.12% in both the third quarter of 2015 and the second quarter of 2016.

Non-interest Income

Non-interest income was $3.1 million in the third quarter of 2016, an increase of $70 thousand or 2% from $3.0 million in the same quarter of the prior year. The Company’s gain on sale of SBA loans in the third quarter of 2016 was $189 thousand, compared to $640 thousand in the year-ago period, which was the highest in Company history. Other non-interest income in the third quarter of 2016 included $278 thousand in transaction referral fee income generated by the Company’s SBA lending group; the Company had no transaction referral fee income in the year-ago quarter. Deposit account service charge income increased $51 thousand in the third quarter of 2016 compared to the year-ago period. The Company realized a $141 thousand gain on sale of securities in the third quarter of 2016; the year-ago period had no gain on sale of securities.

Non-interest income in the third quarter of 2016 increased $83 thousand or 3% over the second quarter of 2016. The Company’s gain on sale of SBA loans in the third quarter of 2016 was $189 thousand, compared to $485 thousand in the prior quarter. Other non-interest income in the third quarter of 2016 included $278 thousand in transaction referral fee income generated by the Company’s SBA lending group, compared to $29 thousand in transaction referral fee income in the prior quarter. The Company realized a $141 thousand gain on sale of securities in the third quarter of 2016; the prior quarter had no gain on sale of securities.

Non-interest Expense

Non-interest expense for the third quarter of 2016 was $16.8 million, an increase of $1.7 million, or 11% compared to non-interest expense of $15.1 million for the same period of the prior year. This increase followed a six-quarter period during which non-interest expense was essentially flat, despite double-digit growth in loans and deposits. In the third quarter of 2016 the Company’s salaries and employee benefits and stock based compensation expense increased by $462 thousand and $129 thousand, respectively, over the third quarter of 2015, as full-time equivalent employees grew to 285 at September 30, 2016, an increase of 19 from the end of the year-ago quarter. The Company recorded one-time expenses of $1.2 million in the third quarter of 2016, of which $957 thousand were related to BSA Consent Order expenses and $203 thousand were related to costs associated with the closing of the Simi Valley administrative office; the related branch was closed last December.

Non-interest expense for the third quarter of 2016 was $16.8 million, an increase of $1.7 million or 11% over the second quarter of 2016. The Company’s non-interest expense for salaries and benefits increased by $366 thousand in the third quarter of 2016 compared to the second quarter of 2016, reflecting the increase of seven full-time equivalent employees near the end of the second quarter and the hiring of an additional five in the third quarter. The hires were made in order to support the high level of customer service CUB provides, as well as address expanding regulatory and compliance requirements. The increase in expenses associated with BSA compliance will continue through the fourth quarter to reach the expected $1.1 million recurring annual expense. As noted above, the Company recorded non-recurring expenses of $1.2 million in the third quarter of 2016, of which $957 thousand were related to BSA Consent Order expenses and $203 thousand were related to costs associated with the closing of the Simi Valley administrative office; this compares to $103 thousand in second quarter of 2016 related to non-recurring BSA expenses.

Income Tax

In the third quarter of 2016, the effective tax rate was 38%, compared to a recast effective tax rate of 36%(1) for the previous quarter. In the third quarter of 2016 15,000 options were exercised, compared to 207,475 in the second quarter. The first quarter of 2016 benefitted from the exercising of 189,489 options, with a recast effective tax rate of 37%.(1) The tax rate will have more volatility, due to the new accounting treatment of stock based compensation, in future quarters.

Balance Sheet

Assets

Total assets at September 30, 2016, were $2.9 billion, a year-over-year increase of $289 million from September 30, 2015. The increase was primarily due to strong growth in total deposits.

Tangible book value per share at September 30, 2016, was $13.84, an increase of $0.38 or 3% from June 30, 2016, and $1.42 or 11% from September 30, 2015.

Loans

Total loans were $1.97 billion at September 30, 2016, an increase of $24 million or 5% annualized from $1.95 billion at the end of the prior quarter. This also represents an increase of $204 million or 11% from September 30, 2015. The increase in loans for both periods was due to strong organic loan growth.

During the third quarter of 2016, the Company had $66 million of net organic loan production. Pay downs in the acquired loan portfolios were approximately $42 million in the same quarter.

Total commercial and industrial line of credit commitments outstanding increased $13 million from the prior quarter, and utilization of commercial and industrial line of credit commitments continued at 45%, the same as the previous quarter.

Loans secured by real estate grew $53 million in the third quarter of 2016, compared to the prior quarter. The bulk of the growth in loans secured by real estate, 77%, came primarily from other nonresidential properties and multifamily residential properties, representing loans to customers with long-term relationships with the Company and backed by guarantors. The construction lending portfolio accounted for 12% of this growth and owner-occupied real estate made up 9% of the growth.

At September 30, 2016, commercial and industrial loans, and owner-occupied real estate loans combined were $930 million or 47% of total loans, compared to $948 million or 49% at June 30, 2016. At September 30, 2015, commercial and industrial loans, and owner-occupied real estate were $933 million or 53% of total loans.

Deposits

Total deposits at September 30, 2016 were $2.5 billion, an increase of $110 million from the end of the prior quarter and $246 million from the prior year. The strong growth in total deposits year over year was largely in non-interest bearing deposits, which were 56% of total deposits at September 30, 2016, compared to 55% at September 30, 2015, and 56% at June 30, 2016. Average deposits per branch were $278 million as of September 30, 2016.

Cost of deposits for the quarter was 0.11%, compared to 0.10% in both the prior quarter and the year-ago quarter.

Asset Quality

Total non-performing assets were $1.2 million, or 0.04% of total assets at September 30, 2016, compared with $5.6 million or 0.21% of total assets at September 30, 2015. The Company had no past due loans over 30 days at September 30, 2016.

Total nonaccrual loans were $1.2 million or 0.06% of total loans, at September 30, 2016, compared with $4.3 million or 0.24% of total loans at September 30, 2015. There are no individual nonaccrual loans over $300 thousand.

During the third quarter of 2016, the Company recorded net charge-offs of $802 thousand, compared with net recoveries of $868 thousand in the second quarter of 2016 and $136 thousand in net recoveries in the third quarter of 2015. The largest charge-off in the third quarter of 2016 was related to an acquired loan.

The Company recorded a loan loss provision for the third quarter of 2016 of $697 thousand, associated with net organic loan growth of $66 million. This compares to a loan loss provision in the prior quarter of $1.1 million, associated with net organic loan growth of $121 million, and $705 thousand in the year-ago quarter, associated with net organic loan growth of $89 million.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.20% at September 30, 2016, compared with 1.22% at June 30, 2016, and 1.30% at September 30, 2015.

Capital

CU Bancorp remained well capitalized at September 30, 2016, with total risk weighted assets of $2.54 billion. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

September 30, 2016	Minimum Capital Ratios to Be Considered “Well Capitalized”	Basel III Minimum Capital Ratios with Buffer	CU Bancorp
Total Risk-Based Capital Ratio	10%	8.625%	11.65%
Tier 1 Risk-Based Capital Ratio	8%	6.625%	10.90%
Common Equity Tier 1 Ratio	6.5%	5.125%	9.77%
Tier 1 Leverage Capital Ratio	5%	NA	9.83%

At September 30, 2016, tangible common equity was $245 million with common shares issued of 17,673,438 as of the same date, resulting in tangible book value per common share of $13.84. This compares to tangible common equity of $238 million with a tangible book value per common share of $13.46 at June 30, 2016.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown

Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; increased cost of additional capital; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements, including, but not limited to requirements and expenses relating to the Bank Secrecy Act, the Company’s ability to demonstrate compliance with the BSA Consent Order to the satisfaction of the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Business Oversight (“CDBO”), the possibility that any expansionary activities will be impeded while the BSA Consent Order remains outstanding, the Company’s ability to employ and retain additional qualified BSA staff or third parties, or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

(213) 430-7072

David Rainer

Chairman and CEO

or

Karen Schoenbaum

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2016	June 30, 2016 (1)	December 31, 2015	September 30, 2015
	Unaudited	Unaudited	Audited	Unaudited

ASSETS
Cash and due from banks	$47,701	$42,659	$50,960	$41,929
Interest earning deposits in other financial institutions	244,205	194,681	171,103	269,298

Total cash and cash equivalents	291,906	237,340	222,063	311,227
Certificates of deposit in other financial institutions	51,490	54,410	56,860	58,674
Investment securities available-for-sale, at fair value	375,094	334,113	315,785	256,085
Investment securities held-to-maturity, at amortized cost	40,073	40,595	42,036	43,269

Total investment securities	415,167	374,708	357,821	299,354
Loans	1,974,941	1,951,111	1,833,163	1,771,347
Allowance for loan loss	(18,371)	(18,476)	(15,682)	(14,965)

Net loans	1,956,570	1,932,635	1,817,481	1,756,382
Premises and equipment, net	4,354	4,647	5,139	4,981
Deferred tax assets, net	15,614	14,455	17,033	17,241
Other real estate owned, net	—	—	325	1,292
Goodwill	64,603	64,603	64,603	63,950
Core deposit and leasehold right intangibles, net	6,665	6,932	7,671	8,138
Bank owned life insurance	50,889	50,561	49,912	49,548
Accrued interest receivable and other assets	35,914	36,142	35,734	33,220

Total Assets	$2,893,172	$2,776,433	$2,634,642	$2,604,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,399,320	$1,337,550	$1,288,085	$1,248,348
Interest bearing transaction accounts	284,154	259,103	261,123	257,853
Money market and savings deposits	786,882	747,490	679,081	691,292
Certificates of deposit	35,033	51,598	58,502	62,320

Total deposits	2,505,389	2,395,741	2,286,791	2,259,813
Securities sold under agreements to repurchase	24,251	25,782	14,360	16,698
Subordinated debentures, net	9,817	9,777	9,697	9,657
Accrued interest payable and other liabilities	20,785	18,674	16,987	19,491

Total Liabilities	2,560,242	2,449,974	2,327,835	2,305,659

SHAREHOLDERS’ EQUITY
Serial preferred stock	17,021	17,086	16,995	16,739
Common stock	234,383	234,141	230,688	227,823
Additional paid-in capital	24,847	24,437	23,017	21,810
Retained earnings	56,296	50,017	36,923	31,713
Accumulated other comprehensive income (loss)	383	778	(816)	263

Total Shareholders’ Equity	332,930	326,459	306,807	298,348

Total Liabilities and Shareholders’ Equity	$2,893,172	$2,776,433	$2,634,642	$2,604,007

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	September 30, 2016	June 30, 2016 (1)	September 30, 2015
	Unaudited	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$23,958	$23,165	$21,689
Interest on investment securities	1,419	1,415	1,124
Interest on interest bearing deposits in other financial institutions	478	417	293

Total Interest Income	25,855	24,997	23,106

Interest Expense
Interest on interest bearing transaction accounts	102	99	105
Interest on money market and savings deposits	524	484	427
Interest on certificates of deposit	46	31	53
Interest on securities sold under agreements to repurchase	13	14	9
Interest on subordinated debentures	122	120	110

Total Interest Expense	807	748	704

Net Interest Income	25,048	24,249	22,402
Provision for loan losses	697	1,063	705

Net Interest Income After Provision For Loan Losses	24,351	23,186	21,697

Non-Interest Income
Gain on sale of securities, net	141	—	—
Gain on sale of SBA loans, net	189	485	640
Deposit account service charge income	1,210	1,222	1,159
Other non-interest income	1,518	1,268	1,189

Total Non-Interest Income	3,058	2,975	2,988

Non-Interest Expense
Salaries and employee benefits	9,396	9,030	8,934
Stock compensation expense	939	891	810
Occupancy	1,673	1,439	1,465
Data processing	657	635	596
Legal and professional	1,434	651	412
FDIC deposit assessment	389	359	370
Merger expenses	—	—	146
OREO loss and expenses	2	4	153
Office services expenses	413	320	383
Other operating expenses	1,864	1,760	1,798

Total Non-Interest Expense	16,767	15,089	15,067

Net Income Before Provision for Income Tax Expense	10,642	11,072	9,618
Provision for income tax expense	4,059	3,952	3,355

Net Income	$6,583	$7,120	$6,263

Preferred stock dividends and discount accretion	304	307	293

Net Income Available to Common Shareholders	$6,279	$6,813	$5,970

Earnings Per Share
Basic earnings per share	$0.36	$0.40	$0.36
Diluted earnings per share	$0.36	$0.39	$0.35
Average shares outstanding	17,339,000	17,210,000	16,541,000
Diluted average shares outstanding	17,605,000	17,506,000	16,998,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the nine months ended September 30,
	2016	2015
	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$69,701	$62,239
Interest on investment securities	4,066	3,355
Interest on interest bearing deposits in other financial institutions	1,334	741

Total Interest Income	75,101	66,335

Interest Expense
Interest on interest bearing transaction accounts	300	303
Interest on money market and savings deposits	1,519	1,218
Interest on certificates of deposit	110	150
Interest on securities sold under agreements to repurchase	38	21
Interest on subordinated debentures	359	326

Total Interest Expense	2,326	2,018

Net Interest Income	72,775	64,317
Provision for loan losses	2,382	2,831

Net Interest Income After Provision For Loan Losses	70,393	61,486

Non-Interest Expense
Gain on sale of securities, net	141	—
Gain on sale of SBA loans, net	1,228	1,278
Deposit account service charge income	3,621	3,453
Other non-interest income	3,863	3,960

Total Non-Interest Income	8,853	8,691

Non-Interest Expense
Salaries and employee benefits	27,745	26,045
Stock compensation expense	2,664	2,130
Occupancy	4,548	4,300
Data processing	1,910	1,872
Legal and professional	2,560	1,914
FDIC deposit assessment	1,098	1,054
Merger related expenses	—	498
OREO loss and expenses	85	179
Office services expenses	1,136	1,204
Other operating expenses	5,297	5,696

Total Non-Interest Expense	47,043	44,892

Net Income Before Provision for Income Tax Expense	32,203	25,285
Provision for income tax expense	11,916	9,556

Net Income	$20,287	$15,729

Preferred stock dividends and discount accretion	914	877

Net Income Available to Common Shareholders	$19,373	$14,852

Earnings Per Share
Basic earnings per share	$1.13	$0.90
Diluted earnings per share	$1.11	$0.88
Average shares outstanding	17,197,000	16,477,000
Diluted average shares outstanding	17,510,000	16,924,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	September 30, 2016			June 30, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$317,678	$478	0.59%	$274,531	$417	0.60%
Investment securities	392,454	1,419	1.45%	374,888	1,415	1.51%
Loans	1,965,509	23,958	4.85%	1,908,945	23,165	4.88%

Total interest earning assets	2,675,641	25,855	3.84%	2,558,364	24,997	3.93%
Non-interest earning assets	209,981			209,342

Total Assets	$2,885,622			$2,767,706

Interest Bearing Liabilities:
Interest bearing transaction accounts	$278,983	$102	0.14%	$288,384	$99	0.14%
Money market and savings deposits	789,208	524	0.26%	740,117	484	0.26%
Certificates of deposit	46,197	46	0.39%	53,460	31	0.23%

Total Interest Bearing Deposits	1,114,388	672	0.24%	1,081,961	614	0.23%
Securities sold under agreements to repurchase	21,893	13	0.24%	25,223	14	0.22%
Subordinated debentures and other debt	9,831	122	4.86%	9,758	120	4.86%

Total Interest Bearing Liabilities	1,146,112	807	0.28%	1,116,942	748	0.27%
Non-interest bearing demand deposits	1,389,196			1,312,833

Total funding sources	2,535,308			2,429,775
Non-interest bearing liabilities	19,290			15,901
Shareholders’ Equity	331,024			322,030

Total Liabilities and Shareholders’ Equity	$2,885,622			$2,767,706

Net interest income		$25,048			$24,249

Net interest margin			3.72%			3.81%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	September 30, 2016			September 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$317,678	$478	0.59%	$329,640	$293	0.35%
Investment securities	392,454	1,419	1.45%	281,476	1,124	1.60%
Loans	1,965,509	23,958	4.85%	1,735,977	21,689	4.96%

Total interest earning assets	2,675,641	25,855	3.84%	2,347,093	23,106	3.91%
Non-interest earning assets	209,981			212,301

Total Assets	$2,885,622			$2,559,394

Interest Bearing Liabilities:
Interest bearing transaction accounts	$278,983	$102	0.14%	$268,877	$105	0.15%
Money market and savings deposits	789,208	524	0.26%	701,189	427	0.24%
Certificates of deposit	46,197	46	0.39%	61,243	53	0.34%

Total Interest Bearing Deposits	1,114,388	672	0.24%	1,031,309	585	0.23%
Securities sold under agreements to repurchase	21,893	13	0.24%	15,306	9	0.23%
Subordinated debentures and other debt	9,831	122	4.86%	9,703	110	4.44%

Total Interest Bearing Liabilities	1,146,112	807	0.28%	1,056,318	704	0.26%
Non-interest bearing demand deposits	1,389,196			1,190,170

Total funding sources	2,535,308			2,246,488
Non-interest bearing liabilities	19,290			17,717
Shareholders’ Equity	331,024			295,189

Total Liabilities and Shareholders’ Equity	$2,885,622			$2,559,394

Net interest income		$25,048			$22,402

Net interest margin			3.72%			3.79%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2016			September 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$297,943	$1,334	0.59%	$264,560	$741	0.37%
Investment securities	373,493	4,066	1.45%	272,820	3,355	1.64%
Loans	1,908,097	69,701	4.88%	1,686,967	62,239	4.93%

Total interest earning assets	2,579,533	75,101	3.89%	2,224,347	66,335	3.99%
Non-interest earning assets	211,295			209,094

Total Assets	$2,790,828			$2,433,441

Interest Bearing Liabilities:
Interest bearing transaction accounts	$279,386	$300	0.14%	$254,092	$303	0.16%
Money market and savings deposits	752,138	1,519	0.27%	681,852	1,218	0.24%
Certificates of deposit	51,839	110	0.28%	61,875	150	0.32%

Total Interest Bearing Deposits	1,083,363	1,929	0.24%	997,819	1,671	0.22%
Securities sold under agreements to repurchase	22,550	38	0.23%	12,896	21	0.22%
Subordinated debentures and other debt	9,770	359	4.83%	9,624	326	4.47%

Total Interest Bearing Liabilities	1,115,683	2,326	0.28%	1,020,339	2,018	0.26%
Non-interest bearing demand deposits	1,335,878			1,106,491

Total funding sources	2,451,561			2,126,830
Non-interest bearing liabilities	17,211			17,892
Shareholders’ Equity	322,056			288,719

Total Liabilities and Shareholders’ Equity	$2,790,828			$2,433,441

Net interest income		$72,775			$64,317

Net interest margin			3.77%			3.87%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
	Unaudited	Unaudited	Audited	Unaudited

Commercial and Industrial Loans:	$499,439	$522,074	$537,368	$556,462

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	430,218	425,515	407,979	376,579
Other Nonresidential Properties	610,267	582,204	533,168	515,402
Construction, Land Development and Other Land	172,441	165,963	125,832	94,353
1-4 Family Residential Properties	122,955	121,971	114,525	125,635
Multifamily Residential Properties	100,003	86,942	71,179	65,275

Total Loans Secured by Real Estate	1,435,884	1,382,595	1,252,683	1,177,244

Other Loans:	39,618	46,442	43,112	37,641

Total Loans	$1,974,941	$1,951,111	$1,833,163	$1,771,347

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	September 30, 2016		June 30, 2016		December 31, 2015		September 30, 2015
	Unaudited		Unaudited		Unaudited		Unaudited

Disbursed	$396,607	45%	$396,544	45%	$408,619	46%	$413,732	47%
Undisbursed	490,796	55%	477,444	55%	477,901	54%	457,520	53%

Total Commitments	$887,403	100%	$873,988	100%	$886,520	100%	$871,252	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Capital Ratios Table:
Total risk-based capital ratio	11.65%	11.62%	11.54%	11.45%
Common equity tier 1 capital ratio	9.77%	9.69%	9.61%	9.51%
Tier 1 risk-based capital ratio	10.90%	10.85%	10.85%	10.76%
Tier 1 leverage capital ratio	9.83%	10.00%	9.67%	9.78%
Tangible Common Equity/Tangible Assets	8.66%	8.78%	8.49%	8.28%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$—	$114	$89	$1,516
Loans acquired thru acquisition that are on non-accrual	1,223	2,463	1,962	2,788

Total non-accrual loans	1,223	2,577	2,051	4,304
Other Real Estate Owned	—	—	325	1,292

Total non-performing assets	$1,223	$2,577	$2,376	$5,596

Net charge-offs (recoveries) year to date	$(307)	$(1,109)	$2,009	$476

Net charge-offs (recoveries) quarterly	$802	$(868)	$1,532	$(136)

Non-accrual loans to total loans	0.06%	0.13%	0.11%	0.24%

Total non-performing assets to total assets	0.04%	0.09%	0.09%	0.21%

Allowance for loan losses to total loans	0.93%	0.95%	0.86%	0.84%

Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.20%	1.22%	1.25%	1.30%

Net year to date charge-offs (recoveries) to average year to date loans	(0.02)%	(0.06)%	0.12%	0.03%

Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	N/A	15684%	17583%	987%

Allowance for loan losses to total non-accrual loans	1503%	717%	764%	348%

As of September 30, 2016, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculations and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands, except share data)

	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Tangible Common Equity Calculation
Total shareholders’ equity	$332,930	$326,459	$306,807	$298,348
Less: Serial preferred stock	17,021	17,086	16,995	16,739
Less: Goodwill	64,603	64,603	64,603	63,950
Less: Core deposit and leasehold right intangibles, net	6,665	6,932	7,671	8,138

Tangible Common Equity	$244,641	$237,838	$217,538	$209,521

Common shares issued	17,673,000	17,668,000	17,175,000	16,871,000
Book value per common share	$17.87	$17.51	$16.87	$16.69
Tangible book value per common share	$13.84	$13.46	$12.67	$12.42

CU BANCORP

Early Adoption of Accounting Standards Update (ASU) 2016-09

(Unaudited)

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce the complexity of certain aspects of the accounting for employee share-based payment transactions. In the third quarter of 2016, the Company elected the early adoption of this standard which requires the Company to reflect the adjustments resulting from the adoption effective January 1, 2016, the beginning of the annual period that includes the interim period of adoption. Previously, excess tax benefits resulting from the exercise or vesting of share-based awards were recorded directly to additional paid-in capital. Under this new guidance, such excess tax benefits are recorded as a reduction in provision for income tax expense in the quarter of exercise or vesting, rather than increasing additional paid-in capital. In addition, the new guidance requires that assumed proceeds under the treasury stock method be modified to exclude the amount of excess tax benefits that would have been recognized in additional paid-in capital, as such, increases the diluted average shares outstanding.

The following table presents the impact of the adoption of the new accounting guidance to the Company’s previously reported financial results:

(Dollars in thousands, except share data)

	Three Months Ended June 30, 2016		Three Months Ended March 31, 2016
	As Previously Reported	As Reported Under ASU 2016-09	As Previously Reported	As Reported Under ASU 2016-09
Consolidated Statement of Income
Provision for income tax expense	$4,427	$3,952	$4,202	$3,905
Net Income	$6,645	$7,120	$6,287	$6,584
Net Income Available to Common Shareholders	$6,338	$6,813	$5,984	$6,281
Basic earnings per share	$0.37	$0.40	$0.35	$0.37
Diluted earnings per share	$0.36	$0.39	$0.35	$0.36
Diluted average shares outstanding	17,461,000	17,506,000	17,341,000	17,417,000

Consolidated Balance Sheet
Additional paid-in capital	$25,209	$24,437	$23,854	$23,557
Retained earnings	$49,245	$50,017	$42,907	$43,204

Ratios
Return on average assets	0.92%	0.99%	0.89%	0.93%
Return on average tangible common equity	10.93%	11.75%	10.75%	11.29%

	Six Months Ended June 30, 2016
	As Previously Reported	As Reported Under ASU 2016-09
Consolidated Statement of Income
Provision for income tax expense	$8,629	$7,857
Net Income	$12,932	$13,704
Net Income Available to Common Shareholders	$12,322	$13,094
Basic earnings per share	$0.72	$0.77
Diluted earnings per share	$0.71	$0.75
Diluted average shares outstanding	17,401,000	17,462,000

Consolidated Balance Sheet
Additional paid-in capital	$25,209	$24,437
Retained earnings	$49,245	$50,017

Ratios
Return on average assets	0.90%	0.96%
Return on average tangible common equity	10.85%	11.52%